Exhibit 4(hh)

BLACKROCK FUNDS

Amendment No. 1 to the Sub-Advisory Agreement
(Municipal Money Market, New Jersey Municipal Money Market, Pennsylvania Municipal Money Market, Money Market, Ohio Municipal Money Market, North Carolina Municipal Money Market, Virginia Municipal Money Market and U.S. Treasury Money Market Portfolios)

This Amendment No. 1, dated as of May 8, 2002, is entered into by and between BlackRock Advisors, Inc. (formerly, PNC Asset Management Group, Inc.) (the “Adviser”) and BlackRock Institutional Management Corporation (formerly, PNC Institutional Management Corporation) (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser entered into a Sub-Advisory Agreement dated as of January 4, 1996 with respect to the Portfolios listed above (the “Agreement”); and

WHEREAS, since that date the names of certain entities referenced in the Agreement have changed;

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1. All references to “Compass Capital Funds” in the Agreement shall be changed to “BlackRock Funds”.

2. All references to “PNC Asset Management Group, Inc.” in the Agreement shall be changed to “BlackRock Advisors, Inc.”

3. All references to “PNC Institutional Management Corporation” in the Agreement shall be changed to “BlackRock Institutional Management Corporation”

Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereto duly authorized effective as of the day and year first above written.

BLACKROCK ADVISORS, INC.

By:
Name: Title:

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:
Name: Title:

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